(d)(1)(v)

October 1, 2017

Voya Separate Portfolios Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated October 1, 2017, we agree to waive a portion of the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Separate Portfolios Trust (the “Agreement”), with respect to Voya Target In-Retirement Fund, Voya Target Retirement 2020 Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, and Voya Target Retirement 2060 Fund (the “Funds”), each a series of Voya Separate Portfolios Trust, in the amount of 0.10% on all assets for each Fund.

By this letter, we agree to waive that fee for the period from October 1, 2017 through October 1, 2018.

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Separate Portfolios Trust.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Senior Vice President
Voya Investments, LLC
Agreed and Accepted:
Voya Separate Portfolios Trust
(on behalf of the Funds)

By:	/s/ Kimberly A. Anderson
Senior Vice President